Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Third Quarter Results

South Pasadena, CA – November 2, 2006 - Cogent Systems (Nasdaq: COGT) today announced financial results for the third quarter ended September 30, 2006.

Third quarter 2006 revenues were $23.4 million, which compares to $38.4 million in the same period last year. Net income on a GAAP basis for the third quarter of 2006 was $5.7 million, or $0.06 per diluted share, which compares to GAAP net income of $20.1 million, or $0.21 per diluted share in the same year ago period.

Cogent’s third quarter of 2006 GAAP results included $1.0 million of non-cash share based compensation charges related to the adoption of SFAS 123(R). Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the third quarter of 2006 was $6.4 million, or $0.07 per diluted share. This compares to $21.2 million or $0.22 per diluted share in the same period last year, excluding the effects of similar items.

“Third quarter revenues increased by 77% sequentially but were still impacted by the timing of revenue recognition and a delay in orders from a key customer,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “We expect our revenues to significantly increase in the fourth quarter and have received the notification of awards for over $40 million in contracts in the last three months. Notably, we are pleased to announce a new contract award from the United Kingdom’s Home Office, who will be using our software in the initial phase of the biometric UKvisas program. Additionally, we have been awarded a number of new contracts both domestically and internationally, in areas such as law enforcement, border control and civil applications.”

“We believe our success in winning new contract awards and ramping business with existing customers will help diversify our revenue stream to provide more consistent results and give us more visibility in future quarters,” added Mr. Hsieh. “Our competitive positioning remains very strong, based on both our technological performance and our track record with our customers.”

Paul Kim, Chief Financial Officer of Cogent, commented, “We generated $6.5 million in cash during the third quarter from operations and ended the quarter with our cash and investments position at approximately $403 million or $4.19 per share. Operating expenses were higher due to a notable increase in outside legal expenses related to our ongoing intellectual property lawsuit.”

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11073264. International parties should call 303-590-3000 and enter passcode 11073264.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding stock-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint/Palmprint Identification Systems, or AFIS, and other biometric identification solutions to governments, law enforcement agencies, and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2005 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

September 30, 2006 and December 31, 2005

(in thousands)

	Balance at 9/30/2006	Balance at 12/31/2005
ASSETS:
Cash and investments	$402,521	$351,087
Accounts receivable, net	12,579	42,804
Unbilled accounts receivable	2,637	3,257
Inventories	19,313	20,222
Property and equipment, net	32,767	33,136
Deferred income taxes	46,065	55,246
Other assets	8,271	7,513

Total assets	$524,153	$513,265

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$10,663	$9,495
Deferred revenue	37,580	45,158
Total stockholders’ equity	475,910	458,612

Total liabilities & equity	$524,153	$513,265

COGENT, INC.

CONDENSED STATEMENT OF OPERATIONS

Three Months and Nine Months Ended September 30, 2006 and 2005

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$18,399	$32,966	$42,586	$100,303
Maintenance and services revenues	4,976	5,479	16,737	13,337

Total revenues	23,375	38,445	59,323	113,640

Cost of revenues:
Cost of product revenues (1)	9,942	8,077	21,327	36,645
Cost of maintenance and services revenues (1)	1,464	1,163	4,604	3,755

Total cost of revenues	11,406	9,240	25,931	40,400

Gross profit	11,969	29,205	33,392	73,240

Operating expenses:
Research and development (1)	2,098	2,018	6,315	6,727
Selling and marketing (1)	1,955	1,774	5,700	5,707
General and administrative (1)	3,490	2,453	8,852	7,162

Total operating expenses	7,543	6,245	20,867	19,596

Operating income	4,426	22,960	12,525	53,644
Interest income	4,654	2,574	12,325	5,532
Other, net	19	341	476	737

Income before income taxes	9,099	25,875	25,326	59,913
Income tax provision	3,366	5,771	9,276	15,296

Net income	$5,733	$20,104	$16,050	$44,617

Net income per share:
Basic	$0.06	$0.22	$0.17	$0.51
Diluted	$0.06	$0.21	$0.17	$0.48
Number of shares used in per share computations:
Basic	94,178	92,399	94,024	86,868
Diluted	95,988	96,079	96,153	93,377
(1) Stock compensation expense was allocated as follows:
Cost of product revenues	$87	$50	$246	$187
Cost of maintenance and services revenues	70	105	373	355
Research and development	118	324	529	1,337
Selling and marketing	331	359	1,103	1,182
General and administrative	383	494	1,311	1,736

Total stock compensation expense	$989	$1,332	$3,562	$4,797

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended September 30, 2006 and 2005 and June 30, 2006

(in thousands, except per share data)

	Three months ended September 30, 2006	Three months ended September 30, 2005
Earnings for per share calculations
GAAP Net Income	$5,733	$20,104
GAAP Income tax provision	3,366	5,771
Stock-based compensation expense	989	1,332
Tax effect (1)	(3,733)	(5,986)

Non-GAAP Net income	$6,355	$21,221

Earnings per share
GAAP Diluted EPS	$0.06	$0.21
GAAP Income tax provision	0.04	0.06
Stock-based compensation expense	0.01	0.01
Tax effect (1)	(0.04)	(0.06)

Non-GAAP Diluted EPS	$0.07	$0.22

(1)	Tax rates as follows:

- 37% for three months ended September 30, 2006

- 22% for three months ended September 30, 2005